Exhibit 2.2

EXECUTION VERSION

AGREEMENT

This AGREEMENT (this “Agreement”) is made and entered into as of June 2 2016, by and between NORTHSTAR REALTY FINANCE CORP., a Maryland corporation (“Sirius”), NORTHSTAR ASSET MANAGEMENT GROUP INC., a Delaware corporation (“Polaris”) and NSAM J-NRF LTD, a Jersey limited company and a Subsidiary of Polaris (“Asset Manager”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.”  Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

WHEREAS, simultaneously with the execution and delivery of this Agreement, Sirius, Polaris, Constellation, Inc., a Maryland corporation (“Constellation”), New Polaris Inc., a Maryland corporation and a wholly owned subsidiary of Polaris (“New Polaris”), Sirius Merger Sub-T, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sirius (“Sirius Sub”), NorthStar Realty Finance Limited Partnership, a Delaware limited partnership and a subsidiary of Sirius (“Sirius LP”), New Sirius Inc., a Maryland corporation and a wholly owned subsidiary of Sirius (“New Sirius”) and New Sirius Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of New Sirius (“New Sirius Sub”) are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, the parties thereto intend to effect a strategic business combination by and among Sirius, New Sirius, Polaris, Constellation and New Polaris;

WHEREAS, pursuant to the Merger Agreement, Sirius has agreed to be bound by certain covenants and agreements which require Sirius, its Subsidiaries and its Representatives to take certain actions or refrain taking from certain actions;

WHEREAS, pursuant to that certain Amended and Restated Asset Management Agreement dated as of October 31, 2015 (the “Asset Management Agreement”) by and between Sirius and Asset Manager, Asset Manager has been appointed to act as Sirius’s asset manager and attorney-in-fact under the terms of the Asset Management Agreement, subject to, in all cases and in every respect, the supervision and management of the Board of Directors of Sirius;

WHEREAS, the Asset Management Agreement provides for, among other things, Asset Manager to provide, either directly or through its affiliates or, to the extent permitted by the Asset Management Agreement, through third parties, the Services (as define din the Asset Management Agreement), subject to, in all cases and in every respect, the supervision and management of the Sirius Board, for the period and upon the terms set forth therein; and

WHEREAS, as a condition to the willingness of Sirius to enter into the Merger Agreement and as an inducement and in consideration therefor, Polaris and the Asset Manager has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
SIRIUS PARTY PROTECTION

1.1                               Sirius Parties’ Protection.  Notwithstanding anything to the contrary set forth in the Merger Agreement, Sirius and its Subsidiaries party to the Merger Agreement (collectively, the “Sirius Parties”) shall not be liable to Polaris and its Affiliates (collectively, the “Polaris Parties”) for a breach by any of the Sirius Parties of its obligations under the Merger Agreement if and to the extent that such breach results from action or omission taken or made by any Polaris Party in the performance of the Services or any of Asset Manager’s duties or obligations under the Asset Management Agreement unless such action or omission by a Polaris Party was taken with the prior written consent of the Sirius Board Special Committee (such action or omission a “Polaris Action” and such breach of the Merger Agreement by any Sirius Parties resulting from a Polaris Action being a “Covered Breach”).  Polaris may not invoke a failure on the part of the Sirius Parties to comply with or perform their covenants and agreements under the Merger Agreement as a basis to either (i) terminate the Merger Agreement pursuant to Sections 8.03(a) or 8.03(f) of the Merger Agreement, or (i) not consummate the transactions contemplated by the Merger Agreement in reliance on Section 7.02(b) of the Merger Agreement, in each case, if and to the extent that such failure to comply or perform results from a Polaris Action.  Polaris may not invoke a breach of a representation or warranty by Sirius contained in the Merger Agreement as a basis to either (i) terminate the Merger Agreement pursuant to Section 8.03(a) thereof or (ii) not consummate the transactions contemplated by the Merger Agreement in reliance on Section 7.02(a) of the Merger Agreement, in each case, if to the Knowledge, after reasonable inquiry, of Polaris such representation or warranty is untrue as of the date hereof.

1.2                               Colony Damages.  Notwithstanding Section 8 of the Asset Management Agreement, Polaris shall be responsible for all damages and liabilities (including Termination Fees or Transaction Expenses) paid to Colony under the Merger Agreement as a result of any Polaris Action taken by Polaris or any of its Affiliates or any of their respective Representatives, in each case where such Polaris Action would reasonably be expected to result in any Covered Breach (“Colony Damages”).

1.3                               Participation in Defense.  In the event that any Sirius Party receives notice of commencement of any suit or action that could give rise to an obligation on the part of Polaris to pay Colony Damages under Section 1.2, such Sirius Party will promptly notify Polaris of the commencement thereof; provided, however, that failure to give such notice shall not relieve Polaris of its obligations under Section 1.2, except to the extent Polaris shall have been materially prejudiced by such failure and then only to the extent of such prejudice. In case any such suit or action is brought against any Sirius Party, and it notifies Polaris of the commencement thereof, Polaris will be entitled to, to the extent it may wish to participate in the defense thereof, with separate counsel. Such participation shall not relieve Polaris of any obligation it may have under Section 1.2.   Polaris shall not be liable to any Sirius Party on account of any settlement of any claim, suit or action effected without the consent of Polaris. Polaris may not unreasonably withhold or deny its consent to any settlement of any claim, suit or action which may be covered hereunder.

1.4                               Waiver of Sirius Payments.  In the event the Sirius Termination Fee becomes payable by Sirius pursuant to Sections 8.06(c), 8.06(f) or 8.06(i) of the Merger Agreement, then notwithstanding anything to the contrary in the Merger Agreement, Sirius shall pay to Polaris an amount equal to (x) in the case of Section 8.06(c) and Section 8.06(f) of the Merger Agreement, $3,000,000 and (y) in the case of Section 8.06(i) of the Merger Agreement, $3,000,000 reduced (but not below zero) by the amount of any Transaction Expenses previously paid to by Sirius to Polaris pursuant to Section 8.06(o) or 8.06(q) of the Merger Agreement, and Polaris hereby waives any and all right to receive any portion of the Sirius Termination Fee in excess thereof.  For the avoidance of doubt, (a) nothing in this Agreement shall affect Sirius’ obligation to pay or cause to be paid to Polaris its Transaction Expenses pursuant to Section 8.06(o) of the Merger Agreement (or any portion thereof in accordance with Section 8.06(q) of the Merger Agreement) and (b) Sirius shall be deemed to have paid the Sirius Termination Fee to Polaris for purposes of Section 8.06(w) of the Merger Agreement notwithstanding Polaris’ waiver of a portion of the Sirius Termination Fee pursuant to this Section 1.4.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

2.1                               Representations and Warranties of Sirius.  Sirius represents and warrants to Polaris and the Asset Manager as follows:  (a) Sirius has full legal right and capacity to execute and deliver this Agreement, to perform Sirius’ obligations hereunder; (b) this Agreement has been duly executed and delivered by Sirius and the execution, delivery and performance of this Agreement by Sirius has been duly authorized by all necessary corporate action on the part of Sirius and no other corporate actions or proceedings on the part of Sirius are necessary to authorize this Agreement or for Sirius to comply with the provisions hereof; (c) this Agreement constitutes the valid and binding agreement of Sirius, enforceable against Sirius in accordance with its terms; and (d) the execution and delivery of this Agreement by Sirius does not, and the compliance with the provisions hereof will not, conflict with or violate any applicable Law or agreements binding upon Sirius.

2.2                               Representations and Warranties of Polaris and the Asset Manager.  Polaris and the Asset Manager severally represent and warrant to Sirius as follows:  (a) Each of Polaris and the Asset Manager has full legal right and capacity to execute and deliver this Agreement, to perform its respective obligations hereunder; (b) this Agreement has been duly executed and delivered by each of Polaris and the Asset Manager and the execution, delivery and performance of this Agreement by Polaris and the Asset Manager have been duly authorized by all necessary corporate action on the part of Polaris and the Asset Manager and no other corporate actions or proceedings on the part of Polaris or the Asset Manager are necessary to authorize this Agreement or comply with the provisions hereof; (c) this Agreement constitutes the valid and binding agreement of Polaris and the Asset Manager, enforceable against Polaris and the Asset Manager in accordance with its terms; and (d) the execution and delivery of this Agreement by each of Polaris and the Asset Manager does not, and the compliance with the provisions hereof will not, conflict with or violate applicable Law or agreements binding upon Polaris or the Asset Manager.

ARTICLE III
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the Sirius-Polaris Merger Effective Time.

ARTICLE IV
MISCELLANEOUS

4.1                               Waiver; Amendment; Consent.  Any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement; provided, however, that any provision of this Agreement may not be waived, amended or modified by Sirius without the prior written consent of the Sirius Board Special Committee or by Polaris without the prior written consent of the Polaris Board Special Committee. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Any party may, subject to applicable Law, make or grant any consent under this Agreement; provided, however, that any consent by Sirius may not be made or granted without the prior written consent of the Sirius Board Special Committee and any consent by Polaris may not be made or granted without the prior written consent of the Polaris Board Special Committee.

4.2                               Governing Law; Disputes.  The execution, interpretation, and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to any conflict of laws provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any other jurisdiction other than the State of New York.  The parties agree that the provisions of Sections 32 and 33 of the Asset Management Agreement shall apply mutatis mutandis to any dispute, claim or controversy arising out of or relating to this Agreement or the breach, enforcement, interpretation or validity hereof.

4.3                               Notices.  All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given if personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by like notice (provided that notices of a change of address will be effective only upon receipt thereof).

If to Sirius, to:

NorthStar Realty Finance Corp.
399 Park Avenue
18th Floor
New York, New York 10022
Attention: General Counsel
Email: rlieberman@nrfc.com

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

7400 Beaufont Springs Drive
Suite 300
Richmond, VA 23225

Attention:       Daniel M. LeBey
Facsimile:       (804) 479-8286
Email:                          dlebey@velaw.com

and

Venable LLP

750 East Pratt Street, Suite 900

Baltimore, MD 21202

Attention: Michael D. Schiffer

Facsimile: (410) 244-7742

Email: mdschiffer@venable.com

If to Polaris or the Asset Manager, to:

NorthStar Asset Management Group Inc.
399 Park Avenue, 18th Floor
New York, New York 10022
Attention: General Counsel

Facsimile: (212) 547-2704

Email: rlieberman@nsamgroup.com

with copies (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004-2498

Attention:       Mitchell S. Eitel
                                                              Robert W. Downes
Facsimile:       (212) 291-9046
                                                              (212) 291-9043
Email:                          eitelm@sullcrom.com
                                                              downesr@sullcrom.com

and

Fried, Frank, Harris, Shriver and Jacobson, LLP
One New York Plaza
New York, NY 10004-1980

Attention:       Steven G. Scheinfeld
                                                              Philip Richter
Facsimile:       (212) 859-4000
Email:                          steven.scheinfeld@friedfrank.com
                                                              philip.richter@friedfrank.com

Notices will be deemed to have been received (x) on the date of receipt if (i) personally delivered or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such person may subsequently designate by notice given hereunder only if followed by overnight or hand delivery) or (y) on the date five (5) business days after dispatch by registered or certified mail.

4.4                               Entire Understanding; No Third Party Beneficiaries.  This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations, or warranties which are not set forth herein.  Other than as set forth in Section 1.1(a), nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Sirius, Polaris and the Asset Manager.

4.5                               Assignment.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.  No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

4.6                               Asset Management Agreement.  The parties agree that, except as set forth in the last sentence of Section 1.1, nothing in this Agreement shall, or shall be interpreted to, modify, change or amend any of the rights and obligations of the parties under the Asset Management Agreement, which the parties agree and acknowledge shall continue in full force and effect in accordance with its terms.

4.7                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when two or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as the signatories.  The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” files.

4.8                               Severability.  If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

NORTHSTAR REALTY FINANCE CORP.

By:	/s/ Jonathan A. Langer
Name:	Jonathan A. Langer
Title:	Chief Executive Officer

NORTHSTAR ASSET MANAGEMENT GROUP INC.

By:	/s/ Ronald J. Liberman
Name:	Ronald J. Lieberman
Title:	Executive Vice President, General
Counsel and Secretary

NSAM J-NRF LTD

By:	/s/ Jon Farkas
Name:	Jon Farkas
Title:	Authorized Signatory

Signature Page to Indemnity Agreement